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                                                                    EXHIBIT 99.1

             AIRNET SYSTEMS, INC. APPOINTS BRUCE D. PARKER AS CEO,
                AS JOEL E. BIGGERSTAFF ANNOUNCES HIS RESIGNATION

CONTACT:
AirNet Systems, Inc.                                InvestQuest, Inc.
Gary Qualmann                                       Bob Lentz
(614) 409-4832                                      (614) 876-1900

COLUMBUS, OHIO - DECEMBER 29, 2006 -- AirNet Systems, Inc. (AMEX: ANS) announced today that Joel E. Biggerstaff, President, Chief Executive Officer and Chairman of AirNet Systems, Inc. has resigned as Chief Executive Officer of the company. At the company's request Biggerstaff will remain with the company in an advisory role through the end of December and will be retained as a consultant in 2007 to ensure a smooth transition and provide valued counsel. Biggerstaff will also resign from the company's Board and as Chairman as of December 31, 2006.

Biggerstaff said, "It has been an honor and privilege to work with the team members of AirNet. Their dedication to our customers and loyalty to the company has meant a lot to me."

J. Ernest Riddle, AirNet's Lead Director, noted, "Joe commenced his career at AirNet in 1999 and was promoted in 2001 to CEO and subsequently to Chairman upon the retirement of Jerry Mercer, the founder of AirNet. Joe has led the company during difficult times in the transition of the needs of our bank customers. He accelerated the development of the company into the express freight business and in promoting the value of AirNet in new markets. We thank him for his contributions and wish him well in his next endeavor."

Bruce D. Parker, 59, a director of AirNet since 2002, will assume the role of CEO effective immediately and will become Chairman of the Board effective upon Mr. Biggerstaff's resignation. Parker has had a broad array of experience in consulting, technology, aviation, logistics and general management. He is currently the managing director of the IT Management Group LLC. He previously retired as Executive Vice President of Sapient Corporation, a leading systems and technology development firm. In his career he has worked for several leading firms in the travel and transportation industry, including serving as Senior Vice President and CIO of United Airlines, Senior Vice President of Ryder Systems and Vice President of American Airlines and Sabre.

Parker thanked Mr. Biggerstaff for his leadership and for the development of a solid and professional team of employees at AirNet. "I look forward to working with Joe to ensure a smooth transition and I am excited about leading the AirNet team, serving AirNet's customers and continuing to develop AirNet into a leading Express carrier that provides solutions for our customers with very high reliability, time definite, highly controlled and nonconforming express cargo needs. We have a great team that is customer focused, extremely dedicated and operationally performs better that any other carrier."

AIRNET SYSTEMS, INC.

AirNet Systems, Inc. focuses the company's resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. The company's aircraft are located strategically throughout the United States. To find out more, visit AirNet's website at www.airnet.com.